[LOGO] Dechert

August 26, 2002

Board of Directors
SBL Fund, Series M
SBL Fund
One Security Benefit Place
Topeka, Kansas  66636

SBL Fund, Series D
SBL Fund
One Security Benefit Place
Topeka, Kansas  66636

Dear Ladies and Gentlemen:

   You  have  requested  our  opinion   regarding  certain  federal  income  tax
consequences  to the SBL Fund,  Series M  ("Target"),  a separate  series of SBL
Fund,  a  Kansas  corporation  ("Company"),  to the  holders  of the  shares  of beneficial interest (the "shares") of Target (the "Target Shareholders"), and to the SBL Fund,  Series D ("Acquiring  Fund"),  a separate  series of Company,  in connection with the proposed  transfer of substantially all of the properties of
Target to  Acquiring  Fund in exchange  solely for voting  shares of  beneficial
interest  of  Acquiring  Fund  ("Acquiring   Fund  Shares"),   followed  by  the
distribution  of such  Acquiring  Fund  Shares  received  by Target in  complete liquidation  and termination of Target (the  "Reorganization"),  all pursuant to the Plan of  Reorganization  (the "Plan")  dated as of May 3, 2002,  executed by
Company on behalf of Target and on behalf of Acquiring Fund.

   For purposes of this  opinion,  we have  examined and rely upon (1) the Plan,
(2) the Form N-14 filed by  Acquiring  Fund on June 6, 2002 with the  Securities and Exchange  Commission,  (3) the related Proxy  Statement dated July 20, 2002,
(4) the facts and representations  contained in the letter dated on or about the date hereof  addressed to us from Company on behalf of Acquiring  Fund,  (5) the facts and  representations  contained  in the letter  dated on or about the date hereof  addressed  to us from  Company on behalf of  Target,  and (6) such other documents  and  instruments  as we have  deemed  necessary  or  appropriate  for purposes of rendering this opinion.

   This opinion is based upon the Internal Revenue Code of 1986, as amended (the
"Code"),   United  States  Treasury   regulations,   judicial   decisions,   and
administrative  rulings and pronouncements of the Internal Revenue Service,  all as in  effect  on  the  date  hereof.  This  opinion  is  conditioned  upon  the
Reorganization  taking  place in the manner  described  in the Plan and the Form
N-14 referred to above.

Based upon the foregoing, it is our opinion that:

1.  The acquisition by Acquiring Fund of substantially  all of the properties of
    Target  in  exchange  solely  for  Acquiring  Fund  Shares  followed  by the distribution of Acquiring Fund Shares to the Target Shareholders in exchange for their Target shares in complete  liquidation  and  termination of Target will constitute a reorganization within the meaning of section 368(a) of the
    Code.  Target and Acquiring Fund will each be "a party to a  reorganization"
    within the meaning of section 368(b) of the Code.

2.  Target will not  recognize  gain or loss upon the transfer of  substantially all of its assets to Acquiring  Fund in exchange  solely for Acquiring  Fund
    Shares  except to the extent  that  Target's  assets  consist  of  contracts described in section 1256(b) of the Code ("Section 1256 Contracts");  Target
    will be  required  to  recognize  gain or loss on the  transfer  of any such
    Section 1256 contracts to Acquiring Fund pursuant to the  Reorganization  as if such Section 1256  contracts were sold to Acquiring Fund on the effective date of the  Reorganization  at their fair  market  value.  Target  will not recognize  gain or loss upon the  distribution  to its  shareholders  of the
    Acquiring Fund Shares  received by Target in the  Reorganization.  We do not express  any  opinion as to whether  any  accrued  market  discount  will be required to be recognized as ordinary income.

3.  Acquiring  Fund will recognize no gain or loss upon receiving the properties of Target in exchange solely for Acquiring Fund Shares.

4.  The aggregated  adjusted basis to Acquiring Fund of the properties of Target received by  Acquiring  Fund in the  reorganization  will be the same as the aggregate  adjusted  basis  of  those  properties  in the  hands  of  Target immediately before the exchange.

5.  Acquiring  Fund's  holding  periods with respect to the properties of Target that Acquiring Fund acquires in the transaction  will include the respective periods  for  which  those  properties  were held by  Target  (except  where investment  activities  of  Acquiring  Fund have the effect of  reducing  or eliminating a holding period with respect to an asset).

6.  The  Target  Shareholders  will  recognize  no gain or loss  upon  receiving
    Acquiring Fund Shares solely in exchange for Target shares.

7.  The  aggregate  basis of the  Acquiring  Fund  Shares  received  by a Target
    Shareholder in the  transaction  will be the same as the aggregate  basis of
    Target shares surrendered by the Target Shareholder in exchange therefor.

8.  A Target Shareholder's holding period for the Acquiring Fund Shares received by the Target Shareholder in the transaction will include the holding period during  which the Target  Shareholder  held  Target  shares  surrendered  in exchange therefor,  provided that the Target Shareholder held such shares as a capital asset on the date of Reorganization.

   We  express  no opinion as to the  federal  income  tax  consequences  of the
Reorganization  except as expressly  set forth above,  or as to any  transaction except those consummated in accordance with the Plan.

Very truly yours,

DECHERT

Law Offices of Dechert Price & Rhoads
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